Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Central Valley Community Bancorp of our report dated March 31, 2023, relating to the consolidated financial statements of Community West Bancshares appearing in the Annual Report on Form 10-K of Community West Bancshares for the year ended December 31, 2022, and incorporated by reference in the joint proxy statement/prospectus which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus.

/s/ RSM US LLP

San Francisco, California

December 7, 2023